Exhibit 99.1

FOR IMMEDIATE PUBLICATION

Vistra Announces Expansion of its Board of

Directors with the Appointment of Rob Walters

IRVING, Texas — Dec. 30, 2024 — Vistra (NYSE: VST) today announced a new addition to its board of directors. Effective today, Rob Walters has been appointed as independent director and will serve on two board committees: Sustainability and Risk Committee and Nominating and Governance Committee. His appointment will expand Vistra’s board to 11 members.

“We are pleased to welcome Rob Walters as a new director to the Vistra board,” said Scott Helm, Vistra’s chairman of the board. “With his deep experience in the power industry, extensive regulatory expertise at the federal and state levels, as well as active civic leadership, Rob brings valuable perspectives to the company as it continues to lead in a very dynamic and transformative energy industry.”

About Rob Walters:

Mr. Walters retired from Gibson Dunn & Crutcher LLP in 2023 where he served as senior partner and on the firm’s worldwide executive committee. Walters is an experienced and skilled professional with over four decades of experience in an array of industries and regulatory arenas, including serving as executive vice president and general counsel of Vistra predecessor Energy Future Holdings Corp. In the course of his career, Rob has had deep exposure to the electric utility and power sectors and success in building elite enterprises, recruiting and leading high-performance teams of professionals, developing and executing regional and worldwide strategic initiatives, negotiating and closing major transactions, orchestrating federal and state regulatory, legislative, and policy initiatives, litigating and resolving large competition and commercial disputes, and advising boards of directors on business and governance matters, restructuring efforts, activist initiatives, governmental investigations, and antitrust and competition regulatory matters. Walters received a bachelor’s degree and law degree from the University of Texas at Austin.

Media

Meranda Cohn

Media.Relations@vistracorp.com

214-875-8004

Analysts

Eric Micek

Investor@vistracorp.com

214-812-0046

Vistra News Release

About Vistra

Vistra (NYSE: VST) is a leading Fortune 500 integrated retail electricity and power generation company that provides essential resources to customers, businesses, and communities from California to Maine. Based in Irving, Texas, Vistra is a leader in the energy transformation with an unyielding focus on reliability, affordability, and sustainability. The company safely operates a reliable, efficient, power generation fleet of natural gas, nuclear, coal, solar, and battery energy storage facilities while taking an innovative, customer-centric approach to its retail business. Learn more at vistracorp.com.